Issuer Free Writing Prospectus dated June 3, 2019

Filed Pursuant to Rule 433 of the Securities Act of 1933

Relating to Preliminary Prospectus dated June 3, 2019

Registration Statement No. 333-231918

Kinnevik intends to divest its shareholding in Millicom

Luxembourg, June 3rd, 2019 – Millicom International Cellular S.A. (“Millicom”) announced today that it has filed a registration statement on Form F-1 with the U.S. Securities and Exchange Commission (the “SEC”) to register the offer and sale of 11 million shares of Millicom (NASDAQ: TIGO) held by Kinnevik AB, Millicom’s largest shareholder and/or its affiliates (collectively, “Kinnevik”). In addition, Kinnevik has granted the underwriters the option to purchase up to 1.65 million Millicom shares from Kinnevik within 30 days from the offering date.

Conditional upon the successful completion of the offer and sale, the Board of Kinnevik has communicated its intention to carry out in December 2019 a distribution to Kinnevik’s shareholders of its entire remaining shareholding interest in Millicom. Kinnevik currently owns 37,835,438 Millicom shares, equivalent to 37.2% of Millicom’s total shares outstanding. The 11 million shares currently being offered represent approximately 10.8% of Millicom’s total shares outstanding (approximately 12.4%, including the underwriters’ option).

There can be no assurance that the offering, or any distribution of Millicom shares by Kinnevik, will be consummated on the terms set forth in the registration statement or at all.

Millicom has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Millicom has filed with the SEC for more complete information about Millicom and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Copies of the preliminary prospectus may also be obtained by contacting BofA Merrill Lynch NC1-004-03-43 at 200 N. College St. 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department or by email at dg.prospectus_requests@baml.com.

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For further information, please contact

Press: Vivian Kobeh, Corporate Communications Director +1 786 628 5300 press@millicom.com	Investors: Michel Morin, VP Investor Relations +1 786 628 5270 investors@millicom.com Sarah Inmon, Investor Relations Manager +1-786-628-5303 investors@millicom.com

About Millicom

Millicom (NASDAQ U.S.: TIGO, Nasdaq Stockholm: TIGO_SDB) is a leading provider of cable and mobile services dedicated to emerging markets in Latin America and Africa. Millicom sets the pace when it comes to providing high-speed broadband and innovation around The Digital Lifestyle services through its principal brand, TIGO. As of December 31st, 2018, Millicom operating subsidiaries and joint ventures employed more than 21,000 people and provided mobile services to approximately 48 million customers, with a cable footprint of more than 11 million homes passed. Founded in 1992, Millicom International Cellular S.A. is headquartered in Luxembourg.

This information was prior to this release inside information and is information that Millicom is obliged to make public pursuant to the EU Market Abuse Regulation. This information was submitted for publication, through the agency of the contact person set out above, at 22:30 CET on June 3rd, 2019.

Forward-Looking Statements

Statements included herein that are not historical facts, including without limitation statements concerning future strategy, plans, objectives, expectations and intentions, projected financial results, liquidity, growth and prospects, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. Such forward-looking statements include, but are not limited to, Kinnevik’s proposed offer and sale of shares of Millicom and expectation and ability to distribute to Kinnevik’s shareholders its entire remaining shareholding interest in Millicom following such offer and sale.

A further list and description of risks, uncertainties and other matters can be found in the Registration Statement on Form F-1 for Kinnevik’s offer and sale of shares of Millicom, including those risks outlined in “Risk Factors,” available at www.sec.gov.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by applicable law, we do not undertake any obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.